EXHIBIT 99.2
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NEWS         from
             The Chubb Corporation
[LOGO]       15 Mountain View Road, P.O. box 1615, Warren, New Jersey 07061-1615
             CHUBB CORPORATION COMPANIES: Chubb & Son Inc.o Federal Insurance Company o
CHUBB        Vigilant Insurance Company o Great Northern Insurance Company o Pacific Indemnity Company
             o Northwestern Pacific Indemnity Company o Texas Pacific Indemnity Company o Chubb
             Insurance Company of Canada oChubb Compagnie d'Assurances, S.A. o The Chubb Insurance
             Company of Australia Limited o Chubb Insurance Company of Europe o Chubb Life Insurance
             Company of America o Chubb Sovereign Life Insurance Company o The Colonial Life Insurance
             Company of America o Bellemead Development Corporation
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              CHUBB CLOSES SALE OF COMMERCIAL REAL ESTATE ASSETS


      WARREN, N.J., November 10, 1997 - The Chubb Corporation announced today that its real estate subsidiary, Bellemead Development Corporation, has closed the sale of a substantial portion of its commercial real estate properties to a joint venture company formed by Paine Webber Real Estate Securities Inc., Morgan Stanley Real Estate Fund II, L.P. and Gale & Wentworth, L.L.C. for $737 million. The closing includes almost all of the properties covered by the agreement reached in June 1997. Closing on the few remaining properties is expected to occur in 1998.


      The $737 million purchase price includes $628 million in cash and the assumption of $109 million in debt. Chubb intends to use the cash proceeds from the sale to further reduce debt.

      Chubb is proceeding with its previously announced plans to dispose of its commercial and residential real estate properties, principally through a series of single-property transactions.



For further information contact:    Gail E. Devlin
                                    (908) 903-3245

                                    Glenn A. Montgomery
                                    (908) 903-2365